Exhibit 16.1

May 22, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on May 22, 2024 of Hudson Acquisition I Corp. (“the Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very Truly Yours,

/s/ UHY LLP